Exhibit 99.N

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Center
300 Madison Avenue
New York NY 10017
Telephone (646) 471 3000
Facsimile (813) 286 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated May 29, 2007 relating to the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations, changes in net assets and cash flows of Apollo Investment Corporation (the “Company”) at March 31, 2007 and March 31, 2006, and the results of its operations, changes in net assets and cash flows for the years ended March 31, 2007 and March 31, 2006 and for the period from April 8, 2004 (inception) through March 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

August 24, 2007